SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File
   Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 001-13785


                          BMJ MEDICAL MANAGEMENT, INC.
             (Exact name of registrant as specified in its charter)

                           4800 North Federal Highway
                                   Suite 101-E
                            Boca Raton, Florida 33431
                                 (561) 391-1311
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Shares, par value $.001 per share
            (Title of each class of securities covered by this Form)

                                      None
              (Titles of all other classes of securities for which
           a duty to file reports under section 13(a)or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)       [X]     Rule 12h-3(b)(1)(ii)      [  ]
               Rule 12g-4(a)(1)(ii)      [ ]    Rule 12h-3(b)(2(i)         [  ]
               Rule 12g-4(a)(2)(i)       [ ]    Rule 12h-3(b)(2)(ii)       [  ]
               Rule 12g-4(a)(2)(ii)      [ ]    Rule 15d-6                 [  ]
               Rule 12h-3(b)(1)(i)       [X]

 Approximate number of holders of record as of the certification or notice date:

                         -----------------------------
                               Common Shares: 261
                         -----------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, BMJ Medical Management, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: June 18, 1999                         By: /s/  David H. Fater
                                                --------------------------------
                                                David H. Fater
                                                Executive Vice President
                                                and Chief Financial Officer